Exhibit 10.2
June 30, 2015
Tennant Company
701 North Lilac Drive
Minneapolis, Minnesota 55442
Re:    Amendment No. 3 to Private Shelf Agreement
Ladies and Gentlemen:
Reference is made to that certain Private Shelf Agreement, dated as of July 29, 2009 (as amended, the “Note Agreement”), between Tennant Company, a Minnesota corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), The Prudential Insurance Company of America, Physicians Mutual Insurance Company and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.
The Company has requested certain amendments to the Note Agreement set forth below. Subject to the terms and conditions hereof, Prudential and the undersigned holders of the Shelf Notes are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:
SECTION 1.    Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below), the parties hereto agree that the Note Agreement is amended as follows:
1.1.    Paragraph 1A of the Note Agreement is amended to amend and restate the first sentence thereof in its entirety as follows:
“The Company will authorize the issue of its additional senior secured promissory notes (the “Shelf Notes”) in the aggregate principal amount of $80,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than sixteen (16) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than sixteen (16) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf

Note delivered pursuant to paragraph 2A(5), and to be substantially in the form of Exhibit A attached hereto.”
1.2.    Clause (i) of paragraph 2A(2) of the Note Agreement is amended in its entirety to read as follows:
“(i) June 30, 2018,”
1.3.    Clause (ii) of paragraph 2A(3) of the Note Agreement is amended in its entirety to read as follows:
“(ii) specify the principal amounts, final maturities (which shall be no more than sixteen (16) years from the date of issuance), average life (which shall be no more than sixteen (16) years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby,”
1.4.    Clause (v) of paragraph 3A of the Note Agreement is amended to replace the word “Collateral” with the phrase “collateral thereunder”.
1.5.    Paragraph 5G is hereby amended in its entirety to read as follows:
“5G.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce procedures and controls designed to ensure compliance by the Company, its Subsidiaries, each Controlled Entity and their respective directors, officers, employees and agents with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.”
1.6.    Paragraph 6A(1) of the Note Agreement is hereby amended in its entirety to read as follows:
“6A(1)    Maximum Leverage Ratio. The Company will not permit the Leverage Ratio for (i) the period of 4 consecutive fiscal quarters ending on December 31, 2010 to be greater than 3.50 to 1.00, (ii) any period of 4 consecutive fiscal quarters ending on or after March 31, 2011 and before June 30, 2015 to be greater than 3.00 to 1.00 or (iii) any period of 4 consecutive fiscal quarters ending on or after June 30, 2015 to be greater than 3.25 to 1.00.”
1.7.    Clause (iii) of paragraph 6B of the Note Agreement is amended to replace the phrase “May 5, 2011” with the phrase “the Amendment No. 3 Effective Date”.

1.8.    Clauses (ii), (iii) and (ix) of paragraph 6C of the Note Agreement are amended to replace each occurrence therein of the phrase “May 5, 2011” with the phrase “the Amendment No. 3 Effective Date”.
1.9.    Clause (i) of paragraph 6D is hereby amended in its entirety to read as follows:
“(i)    The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or all or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, provided that, if a Subsidiary merges into the Company, the Company shall be the surviving corporation, (b) any Subsidiary may merge into another Subsidiary, provided that in the case of any merger involving a Transaction Party such merger must result in a Transaction Party as the surviving entity (and any such merger involving the Company must result in the Company as the surviving entity), (c) any Transaction Party and any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Loan Party and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary, (d) any Transaction Party and any Subsidiary may dispose of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection and not for the purpose of any bulk sale or securitization transaction, (e) any Transaction Party may make charitable donations in the ordinary course of business in accordance with past practice, (f) the Company and its Subsidiaries may (1) sell inventory in the ordinary course of business, (2) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (3) dispose of assets in connection with the leasing, subleasing or licensing of real or personal property (including intellectual property) in the ordinary course of business, (4) enter into Sale and Leaseback Transactions permitted by paragraph 6J, (5) sell, transfer, lease or otherwise dispose of its assets in connection with any Liens permitted under paragraph 6C or with any investments permitted under paragraph 6E, (6) sell, transfer, lease or otherwise dispose of its assets to any joint venture so long as such disposition is an investment permitted under paragraph 6E, and (7) abandon intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (8) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (8) during any fiscal year of the Company, does not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) and (g) any Subsidiary that is not a Transaction Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Shelf Notes; provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by paragraph 6E.”
1.10.    Paragraph 6E is hereby amended in its entirety to read as follows:
“6E.    Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:
(i)    Permitted Investments;
(ii)    (a) investments by the Company existing on the Amendment No. 3 Effective Date in the capital stock of its Subsidiaries and (b) other investments, capital contributions, loans, advances and book entries reflecting any of the foregoing by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, in each case, in the case of this clause (b), to the extent (I) existing on Amendment No. 3 Effective Date and set forth on Schedule 6E hereto, (II) anticipated as of Amendment No. 3 Effective Date and set forth on Schedule 6E hereto or (III) made after Amendment No. 3 Effective Date by conversion from such investment, capital contribution, loan, advance or book entry to another investment, capital contribution, loan, advance or book entry of like amount and involving the same entities;
(iii)    investments, capital contributions, loans, advances or book entries reflecting any of the foregoing made by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that, in addition to the investments, capital contributions, loans, advances and book entries permitted by clause (ii) above, investments, loans, advances and capital contributions by the Company and the Subsidiary Guarantors to any Subsidiary that is not a Subsidiary Guarantor shall be permitted only if (x) at the time of and after giving effect to such investment, no Event of Default exists and is continuing and (y) the aggregate amount of such investment, together with all other such investments under this clause (iii) during the then-current fiscal year, shall not exceed the maximum permitted amount set forth opposite the Leverage Ratio in the table below calculated at the time of and after giving effect to such investment on a pro forma basis:

Applicable Ratio	Maximum Permitted Investment Amount
Less than 2.00 to 1.00	Unlimited
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	$75,000,000
Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	$50,000,000
Greater than or equal to 3.25 to 1.00	$0

(iv)    Guarantees constituting Indebtedness permitted by paragraph 6B;
(v)    Permitted Acquisitions;
(vi)    investments in joint ventures and acquisitions of Equity Interests that would constitute Permitted Acquisitions but for the fact that Persons in which such Equity Interests are acquired do not become wholly owned Subsidiaries of the Company; provided that the sum of the aggregate amount of such investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (vi) after Amendment No. 3 Effective Date shall not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time outstanding;
(vii)    accounts receivable and extensions of trade credit to and extended payment terms to customers in the ordinary course of business consistent with past practice;
(viii)    investments in the form of promissory notes and other non-cash consideration received by the Company or any Subsidiary in connection with any disposition of assets to the extent permitted under paragraph 6D;
(ix)    investments made in lieu of a dividend permitted by paragraph 6G;
(x)    investments consisting of prepaid rent or security deposits made by the Company and its Subsidiaries in the ordinary course of business;
(xi)    investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(xii)    loans or advances to directors and employees of the Company or any Subsidiary made in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances at any time shall not exceed $1,000,000;
(xiii)    capital expenditures not otherwise prohibited under this Agreement;

(xiv)    Equity Interests of the Company acquired pursuant to a Restricted Payment permitted under paragraph 6G and held by the Company (provided that any such acquisition financed by the proceeds of Shelf Notes shall be made in compliance with applicable laws, rules and regulations, including Regulations T, U and X);
(xv)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practice;
(xvi)    investments in the form of Swap Agreements permitted by paragraph 6F; and
(xvii)    for any fiscal quarter of the Company and its Subsidiaries, investments, loans, advances, capital contributions or book entries evidencing any of the foregoing (other than acquisitions) in an aggregate amount for all such investments not to exceed the aggregate amount of Restricted Payments received during such fiscal quarter in cash or cash equivalents (or book entries evidencing such receipt of cash or cash equivalents) by the Company or any Subsidiary Guarantor from a Subsidiary that is not a Subsidiary Guarantor; and
(xviii)    any other investment, capital contribution, loan, advance or book entries reflecting any of the foregoing (other than acquisitions) so long as the aggregate amount of all such investments does not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time.”
1.11.    The table in paragraph 6G is hereby amended in its entirety to read as follows:

Applicable Ratio	Applicable Amount
Less than 2.00 to 1.00	Unlimited / Not Applicable
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	$75,000,000
Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	$50,000,000
Greater than or equal to 3.25 to 1.00	$0

1.12.    Paragraph 6H is hereby amended in its entirety to read as follows:
6H.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or a Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate, (iii) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries, (iv) payments by the Company and its Subsidiaries pursuant to tax sharing agreements among the Company and its Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party (iv) any transaction permitted under paragraph 6B, 6D, 6E or 6G, (v) employment, indemnification, benefits and compensation arrangements (including arrangements made with respect to bonuses and equity-based awards) entered into in the ordinary course of business with members of the board of directors or management committee, officers and employees of the Company or a Subsidiary, (vi) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, (vii) transactions between the Company or any Subsidiary and any Person, a member of the governing board of which is also a member of the governing board of the Company or a Subsidiary which are expressly approved by the governing board of the Company or such Subsidiary, provided, however, that such member abstains from voting as a member of the governing board of the Company or such Subsidiary on any matter involving such other Person, and (viii) the payment of fees, expenses, indemnities or other payments pursuant to the agreements set forth on Schedule 6H.
1.13.    Paragraph 6I of the Note Agreement is amended to replace the phrase “May 5, 2011” therein with the phrase “the Amendment No. 3 Effective Date”.
1.14.    Paragraph 6K is hereby amended in its entirety to read as follows:
6K.    Terrorism Sanctions Regulations. The Company covenants that it will not, and will not permit any Controlled Entity to, (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any of the Shelf Notes) with any Person if such investment, dealing or transaction (a) would cause any holder of a Shelf Note to be in violation of any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, or (iii) engage, or permit any Subsidiary or Affiliate of either to engage, in any activity that could subject such Person or any holder of a Shelf Note to sanctions under CISADA or any similar (federal or state) law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions Laws.
1.15.    Clause (xiii) of paragraph 7A of the Note Agreement is amended by adding the following at the end thereof:

“provided, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Company or such Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Company or such Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have denied coverage);”
1.16.    Paragraph 7A of the Note Agreement is amended by (a) adding an “or” at the end of clause (xvi) thereof and (b) inserting the following new clause (xvii) at the end thereof:
“(xvii)    any Pledge Agreement shall for any reason fail to create a valid and perfected first priority security interest in any Pledged Equity purported to be covered thereby, except as permitted by the terms of any Transaction Document;”
1.17.    Paragraph 8Q of the Note Agreement is amended to replace the phrase “May 5, 2011” therein with the phrase “the Amendment No. 3 Effective Date”.
1.18.    Paragraph 8R is hereby amended in its entirety to read as follows:
8R.    Foreign Assets Control Regulations, Etc.
(i)    Neither the Company nor any Controlled Entity is (a) is a Blocked Person, (b) has been notified that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.
(ii)    Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(iii)    No part of the proceeds from the sale of the Shelf Notes hereunder:
(a)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;
(b)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(c)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(iv)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
1.19.    Clauses (iv) and (v) of paragraph 9B are hereby amended in their entirety to read as follows:
“(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or
(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or”
1.20.    The definition of “Reinvestment Yield” in paragraph 10A is hereby amended by adding the phrase “ask-side” prior to the first occurrence of the word “yield” in the second line thereof.

1.21.    Paragraph 10B of the Note Agreement is hereby amended by amending and restating, or inserting in the appropriate alphabetical sequence, as the case may be, the following definitions:
“Amendment No. 3” shall mean that certain Amendment No. 3 to Private Shelf Agreement dated as of June 30, 2015.
“Amendment No. 3 Effective Date” shall have the meaning set forth in Amendment No. 3.
“Anti-Corruption Laws” shall mean any law, rule or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” shall mean any law, rule or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Bank Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the loans made under the Credit Agreement, all L/C Exposure (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Banks, the Bank Agent, the Issuing Bank (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date) or any indemnified party, individually or collectively, existing on the date hereof or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the Credit Agreement or any of the other Loan Documents (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date) or to the Banks or any of their Affiliates under any Swap Agreement or any Banking Services Agreement (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date) or in respect of any of the loans made or reimbursement or other obligations incurred under the Credit Agreement or any of the Letters of Credit (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date) or other instruments at any time evidencing any thereof; provided that the definition of “Bank Obligations” shall not include any guarantee by any Transaction Party of (or grant of security interest by any Transaction Party to support, as applicable) any Excluded Swap Obligations (as defined in the Credit Agreement as in effect on the Amendment No. 3 Effective Date) of such Transaction Party for purposes of determining any obligations of any Transaction Party.
“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person,

entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“Change of Control” shall mean the occurrence of any of the following: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (ii) [reserved]; (iii) the occurrence of a change in control, or other similar provision, as defined in the Credit Agreement or any other agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (iv) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.
“CISADA” shall mean the Comprehensive Iran Sanctions Accountability and Divestment Act.
“Collateral Documents” shall mean, collectively, the Pledge Agreements and all other agreements, instruments and documents executed in connection with this Agreement in effect on the date hereof or executed by the Company or any Subsidiary after the date hereof that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Collateral Agent.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership or exercise of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have the meanings correlative thereto.
“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of June 30, 2015, among the Company, the Foreign Subsidiary Borrowers (as defined therein) party thereto from time to time, the Banks and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, modified or supplemented from time to time.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (vi) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on and Yield-Maintenance payable with respect to the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries under or with respect to this Agreement, any Shelf Note, or any other Transaction Document, individually or collectively, existing on the date hereof or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
“OFAC” shall mean Office of Foreign Assets Control, United States Department of the Treasury.
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Permitted Acquisition” shall mean any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of a Person or division or line of business of a Person, or (ii) all or substantially all the Equity Interests of a Person entitled to vote in the election of the board of directors (or any other applicable governing body) of such Person, in each case, if, the Required Holders have consented thereto in writing or, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b)

such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto (including, without limitation, any environmental cleaning solutions business or any Person or division or line of business that owns or develops related technology), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under paragraphs 5H and 5I shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a Pro Forma Basis reasonably acceptable to Prudential and the Required Holders after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in paragraph 6A recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to paragraph 5A(i) or (ii), as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $25,000,000, the Company shall have delivered to Prudential and each holder of a Shelf Note a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by Prudential or any holder of a Shelf Note, (e) in the case of an acquisition, merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) the aggregate consideration paid during any fiscal year in respect of each such acquisition, when taken together with the aggregate consideration paid during such fiscal year in respect of all other acquisitions, does not exceed $25,000,000; provided that (x) no such Dollar limitation shall apply if, at the time of and immediately after giving effect to such acquisition on a pro forma basis, the Leverage Ratio is less than 3.00 to 1.00 and (y) subject to the forgoing clause (x), such acquisition may be made directly or indirectly through any Foreign Subsidiary, and the amount of such investment in any Foreign Subsidiary made substantially concurrently with the consummation of such acquisition shall not be included in the calculation of any limitation on investments in Subsidiaries that are not Subsidiary Guarantors described in paragraph 6E(iii).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.
“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, witholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
1.22.    The following definition is deleted from paragraph 10B of the Note Agreement:
“Anti-Terrorism Order”
“Permitted Pro Rata Secured Financings”
1.23.    Paragraph 10C is hereby amended in its entirety to read as follows:
“10C.    Accounting and Legal Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Company and the Required Holder(s) agree in writing on an adjustment to such computation or determination to account for such change in GAAP. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness (other than Indebtedness described in clause (xi) of the definition thereof) using fair value (as permitted by Accounting Standards Codification 825‑10‑25, formerly known as Statement of Financial Accounting Standards No. 159, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and all financial statements and calculations delivered hereunder shall be consistent in disregarding any such election or shall include a reconciliation statement showing changes resulting from such election. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.
All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant paragraph 5A(i) or 5A(ii), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).”
1.24.    Clauses (iii) of paragraph 11B is amended to replace the word “Collateral” therein with the phrase “collateral subject to the Collateral Documents”.
1.25.    Schedules 6B, 6C, 6E, 6H, 6I and 8A(1) to the Note Agreement are replaced with Schedules 6B, 6C, 6E, 6H, 6I and 8A(1) attached to this letter agreement.
SECTION 2.    Effectiveness. The amendments in Section 1 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:
2.1.    Documents. Prudential and each holder of the Shelf Notes shall have received original counterparts of this letter agreement executed by Prudential, the holders of the Shelf Notes, the Company and each Guarantor.
2.2.    Amendment and Restatement of the Credit Agreement. Prudential and each holder of the Shelf Notes shall have received a copy of the executed Credit Agreement (as defined in the Note Agreement as amended hereby), in form and substance satisfactory to Prudential and each holder of a Shelf Note, and the Credit Agreement shall be in full force and effect.
2.3.    Representations. All representations set forth in Section 3 shall be true and correct as of the Effective Date.
2.4.    Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and each holder of a Shelf Note and its counsel, and Prudential and each holder of a Shelf Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
SECTION 3.    Representations and Warranties. The Company represents and warrants to Prudential and the holders of the Shelf Notes that (i) immediately before and after giving effect to the amendments to the Note Agreement in Section 1 hereof, (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct and (b) no Event of Default or Default exists (ii) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate or limited liability company, as the case may be, action on behalf of each Transaction Party, this letter agreement has been executed and delivered by a duly authorized officer of each Transaction Party and the Note Agreement (as amended by this letter agreement) is enforceable against each Transaction Party in accordance with its terms and (iii) all necessary or required consents to this letter agreement have been obtained and are in full force and effect.
SECTION 4.    Confirmation of Available Facility Amount. The Company, Prudential and the holders of the Shelf Notes hereby confirm and acknowledge that the Available Facility Amount under the Note Agreement is $60,000,000 as of the date of Effective Date.
SECTION 5.    Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Note Agreement, the Shelf Notes and each other Transaction Document shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 of this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not (a) amend the Note Agreement, any Shelf Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of Prudential, the holder of any Shelf Note or the Collateral Agent, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Shelf Note or any of the other Transaction Documents at any time. The execution, delivery and effectiveness of this letter agreement shall not be construed as a course of dealing or other implication that Prudential or any holder of Shelf Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Shelf Note or any other Transaction Document in the future, whether or not under similar circumstances.
SECTION 6.    Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Shelf Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 6 shall survive transfer by any holder of any Shelf Note and payment of any Shelf Note.

SECTION 7.    Reaffirmation. Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments. The Guarantor and each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guarantied Obligation (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement, as the same may be amended by this letter agreement.
SECTION 8.    Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
SECTION 9.    Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
[remainder of page intentionally left blank; signature page follows]

Very truly yours,
PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:    /s/ Jason Boe
    Vice President
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:    /s/ Jason Boe
    Vice President
PHYSICIANS MUTUAL INSURANCE COMPANY

By:    Prudential Private Placement Investors, L.P.
    (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
    (as its General Partner)

By:    /s/ Jason Boe
    Vice President
THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD.

By:    Prudential Investment Management (Japan),
Inc., as Investment Manager

By:    Prudential Investment Management, Inc.,
as Sub-Adviser

By: /s/ Jason Boe
Vice President

[Signature Page to Amendment No. 3]

Accepted and Agreed to:
TENNANT COMPANY,
a Minnesota corporation

By:    /s/ Thomas Paulson
    Name: Thomas Paulson
    Title: SVP and CFO

By:    /s/ Heidi M. Wilson
    Name: Heidi M. Wilson
    Title: SVP, General Counsel & Secretary
TENNANT SALES AND SERVICE COMPANY

By:    /s/ Thomas A. Stueve
    Name: Thomas A. Stueve
    Title: Treasurer

By:    /s/ Heidi M. Wilson
    Name: Heidi M. Wilson
    Title: Secretary

[Signature Page to Amendment No. 3]

TENNANT HOLDINGS LLC

BY:    Tennant Company,
    its Sole Member

By:    /s/ Thomas Paulson
    Name: Thomas Paulson
    Title: VP and CFO

By:    /s/ Heidi M. Wilson
    Name: Heidi M. Wilson
    Title: VP and Secretary

[Signature Page to Amendment No. 3]

Schedule 6B

Indebtedness

Type of Indebtedness	Debt Holder	Amount of Local Currency	Conv. Rate as of 5-30-15	Amount in USD	Purpose	Maturity/Expiry
Intercompany Indebtedness
1	Tennant Company	¥13,627,530	6.489	$2,100,000	10-year term loan to Tennant Shanghai for general working capital purposes and acquisitions.	23-Oct-16
2	Tennant Company	£13,500,150	1.52810	$20,629,579	10-year term loan for acquisition of ASL (TUKCSL) denominated in GBP	28-Feb-18
3	Tennant Scotland Limited	£920,199	1.52810	$1,406,156	Demand loan	30-Nov-15
4	Tennant Company			$2,000,000	9-year LT note to Sociedade Alfa Limitada	23-Apr-24
Debt on Capital Assets and Capital Leases
1	GE Financial Services			$6,746	US customer leasing partner	N/A
2	Hexabail	€46,760	1.09870	$51,375	European customer leasing partner	N/A

Type of Indebtedness	Debt Holder	Amount Available in Local Currency		Amount Drawn in USD
Stand by Letters of Credit/Bank Guaranties
1	US Bank			$9,000	LC - Louisville Gas and Electric	15-Nov-15
2	US Bank			$2,450,000	LC -Sentry Insurance	25-Apr-16
3	US Bank			$40,033	LC -Sale of Equipment -bid process	15-Jul-16
4	US Bank			$62,745	LC -Sale of Equipment bid process	15-Jul-16
5	US Bank			$100,082	LC -Sale of Equipment bid process	15-Jul-16
6	US Bank			$156,861	LC -Sale of Equipment bid process	15-Jul-16
7	Bankinter	€18,856	1.09870	$20,717	Misc. expired LC's for which paper is in process of being collected for cancelation	On Going

8	Royal Bank of Scotland	€150,000	1.09870	$164,805	Bank Guaranty on behalf of Tennant UK Cleaning Solutions Ltd.	On Going
9	Royal Bank of Scotland	€150,000	1.09870	$164,805	Bank Guaranty on behalf of Tennant Europe B.V.	On Going
10	Royal Bank of Scotland	€200,000	1.09870	$219,740	Bank Guaranty on behalf of Tennant Sales and Service Spain S.A.	On Going

Schedule 6C

Liens

Financial Entity Holding Lien	Description of Lien		Amt in Foreign Currency	Rate at 5-29-2015	USD

Royal Bank of Scotland	Restricted Cash - guarantee office rent Antwerp Belgium	EUR	72,530.00	1.0987	$79,689

ANZ	Restricted Cash - empress balance securing credit card balances	AUD	267,142.00	0.7658	$204,577

TSSC Pledges note receivable from TCULC as security to CADH	Related to Intercompany Restructuring Project	CAD	13,000,000	0.8023	$10,429,900

Notes:
TSSC=	Tennant Sales and Service Company
TCULC=	Tennant Sales & Service Canada ULC
CADH=	Tennant CAD Holdings LLC

SCHEDULE 6E

EXISTING AND ANITICPATED INVESTMENTS

1.
Ordinary course capital contributions made pursuant to the requirements of applicable laws to the following Tennant Company subsidiaries: Water Star, Inc., Tennant Scotland Limited, Applied Sweepers Limited, Tennant Sales and Service Company, Tennant Holding BV, Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd., Tennant Asia Pacific Holdings PTE Ltd., Tennant Holdings LLC, Tennant Sales and Service Canada ULC, Tennant Company Far East Headquarters PTE Ltd. and TNC CV.

2.
Tennant Holdings LLC and its wholly owned subsidiary Tennant SA Holdings LLC contributed US $ 13,263,476.41 (R$23,087,733.38) to Tennant do Brasil Equipamentos Ltda. in order to fund the acquisition of Sociedade Alfa Ltda. on March 31, 2008. On May 31, 2008, Tennant do Brasil Equipamentos Ltda. merged with and into Sociedade Alfa Ltda., with Sociedade Alfa Ltda. being the surviving person.

3.
On April 17, 1991 Tennant Company incorporated Tennant Holding B.V (a first tier subsidiary and Affected Foreign Subsidiary). Since incorporation, Tennant Company has made numerous capital contributions in the form of additional paid-in capital totaling $96,356,104.99 (€ 75,173,734.24) through May 31, 2015.

4.
On December 12, 2005, Tennant Company contributed $2,100,000 to Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd. (a first tier subsidiary) as additional paid-in-capital. During December 2013, Tennant Company contributed an additional $3,000,000 as additional paid-in-capital to continue to support the business.

5.
On December 31, 2010, Tennant Sales and Service Company contributed the assets of its Canadian branch with a fair market value of US$ 13,923,000 (CAD$13,889,665) to Tennant Sales & Service Canada ULC in exchange for 13,889,665 shares at CAD$ 1 per share.

6.
On June 11, 2011, Tennant Company entered into a Loan Agreement with Water Star, Inc., a first tier, non-material subsidiary. The principal amount of the loan is $1,000,000 with a maturity date of June 30, 2021. The loan proceeds were utilized for start-up working capital needs in the ordinary course.

7.
Tennant Company currently has a trade receivable of € 21,284,439 owed by Tennant N.V. (a third tier subsidiary of Tennant Company) for the sale of inventory from Tennant Company to Tennant N.V. in the ordinary course.

8.
Tennant Company currently has a US$ 2,100,000 loan receivable from Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd. (a first tier subsidiary). The loan is pursuant to a Loan Agreement dated October 23, 2006. The loan proceeds were utilized for start-up working capital needs in the ordinary course.

9.
Tennant Company currently has a £13,500,150 loan receivable from Tennant Scotland Limited. The loan is pursuant to a Loan Agreement dated February 28, 2008. The original loan proceeds of £18,500,250 along with a capital contribution of £18,500,250 by Tennant Company to Tennant Scotland Limited, totaling £37,000,000 were utilized to purchase the outstanding shares of Applied Sweepers Holdings Limited, a privately-held company based in Falkirk, Scotland, on February 29, 2008.

10.	Tennant Company currently has a £920,199 loan payable to Tennant Scotland Limited.

11.
On September 30, 2013, Tennant Sales and Service Company loaned CAD$ 13,000,000 to Tennant Sales & Service Canada ULC and subsequently pledged this loan note as security to Tennant CAD Holdings LLC (“TCADH”). Additional capital contributions were made in December 2013 and 2014 totaling $957,121.

12.
On April 22, 2015, Tennant Company entered into a Loan Agreement with Sociedade Alfa Ltda., a wholly owned Brazilian subsidiary. The principal amount of the loan is $2,000,000 with a maturity date of 30 April 2024. The loan proceeds were utilized for working capital needs in the ordinary course.

Schedule 6H

Transactions with Affiliates

NONE

Schedule 6I

Restrictive Agreements

NONE

Schedule 8A(I)

Subsidiaries

			Subsidiary	Jurisdiction of Organization
		1	Applied Kehmaschinen GmbH	Federal Republic of Germany
		2	Applied Sweepers Group Leasing (U.K.)	United Kingdom
		3	Applied Sweepers Holdings. Limited	United Kingdom
		4	Applied Sweepers International. Limited	United Kingdom
		5	Floorep Limited	United Kingdom
		6	Hofmans Machinefabriek	Netherlands
		7	Nobles Floor Machines Limited	United Kingdom
		8	Recumbrimientos Tennant, S. de R.L. de C.V.	United Mexican States
		9	Servicios Integrados Tennant, S.A. de C.V.	United Mexican States
		10	Sociedade Alfa Ltda.	Federative Republic of Brazil
		11	Tennant Asia Pacific Holdings Private Ltd.	Republic of Singapore
		12	Tennant Australia Pty Limited	Australia
		13	Tennant B.V.	Netherlands
		14	Tennant CAD Holdings LLC	Minnesota
		15	Tennant Cleaning Systems and Equipment (Shanghai) Co., Ltd.	People’s Republic of China
		16	Tennant Cleaning Systems India Private Limited	Republic of India
		17	Tennant Company Far East Headquarters PTE LTD	Republic of Singapore
		18	Tennant Company Japan, Ltd.	Japan
		19	Tennant Europe B.V.	Netherlands
		20	Tennant Europe N.V.	Belgium
		21	Tennant S.A.	French Republic
		22	Tennant GmbH & Co. KG	Federal Republic of Germany
	√	23	Tennant Holding B.V.	Netherlands
X	√	24	Tennant Holdings LLC	Minnesota
		25	Tennant International Holding B.V.	Netherlands
		26	Tennant N.V.	Netherlands
		27	Tennant Netherland Holding B.V.	Netherlands
		28	Tennant New Zealand Ltd.	New Zealand
		29	Tennant Portugal E. de L., S.U., L. da	Portuguese Republic
		30	Tennant SA Holdings LLC	Minnesota
		31	Tennant Sales & Service Canada ULC	British Columbia, Canada
X	√	32	Tennant Sales and Service Company	Minnesota
		33	Tennant Sales and Service Spain, S.A.	Kingdom of Spain

34	Tennant Scotland Limited	United Kingdom
35	Tennant Sverige AB	Kingdom of Sweden
36	Tennant UK Cleaning Solutions Limited	United Kingdom
37	Tennant UK Limited	United Kingdom
38	Tennant Uruguay S.A.	Eastern Republic of Uruguay
39	Tennant Ventas & Servicios de Mexico, S.A. de C.V.	United Mexican States
40	Tennant Verwaltungs-gesellschaft GmbH	Federal Republic of Germany
41	TNC CV	Netherlands
42	Walter-Broadley Machines Limited	United Kingdom
43	Walter-Broadley Limited	United Kingdom
44	Water Star, Inc.	Ohio

The entities listed above are 100% owned by Tennant Company or one of its subsidiaries.
X    Entity is a Guarantor
√    Entity is a Material Subsidiary for purposes of the Agreement